Exhibit 5.1

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18 July 2013

Iroko Pharmaceuticals Inc.

c/o Jordans Trust Company (BVI) Limited

Geneva Place

Waterfront Drive

P.O. Box 3469

Road Town

Tortola

British Virgin Islands

Dear Sirs

IROKO PHARMACEUTICALS INC.

We have acted as British Virgin Islands legal advisers to Iroko Pharmaceuticals Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-189428) (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the initial public offering of the Company’s ordinary shares with a par value of US$0.01 each (the “Ordinary Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are British Virgin Islands lawyers and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the British Virgin Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is a company duly incorporated under the BVI Business Companies Act, 2004 (the “Act”) and validly exists as a BVI business company limited by shares in the British Virgin Islands. The Company is in good standing under the laws of the British Virgin Islands.

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2.	In accordance with paragraph 11 of the Company’s memorandum of association, the Company is authorised to issue:

(a)	an unlimited number of Ordinary Shares;

(b)	an unlimited number of Class 1 Ordinary Shares with a par value of US$0.01 each; and

(c)	an unlimited number of Preference Shares with a par value of US$0.01 each.

3.	When issued in accordance with the Company’s memorandum and articles of association as contemplated in the Registration Statement, assuming that the subscription monies in respect of the Ordinary Shares (being at least the aggregate par value of such Ordinary Shares) have been paid in full to the Company in payment for the subscription price for such Ordinary Shares and the name of the registered holder is entered in the Company’s register of members, (i) the Ordinary Shares will be validly issued, allotted and fully paid, and non-assessable (“non-assessable” meaning for these purposes that there will be no further obligation on the holder of such Ordinary Shares to make any further payment to the Company or its creditors in respect of a call on the Ordinary Shares) and (ii) a holder of the Ordinary Shares will have no liability, as a holder, for the liabilities of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references made to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the British Virgin Islands.

Yours faithfully

/s/ Walkers

WALKERS

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	A copy of the Company’s certificate of incorporation, certificates of incorporation upon change of name, register of members, register of directors, and memorandum and articles of association, each as provided to us by the Registered Agent of the Company in the British Virgin Islands (together the “Company Records”).

2.	A search of the public records of the Company on file and available for inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) at 9.00 am on 17 July 2013 (the “Search Time”) and the records of proceedings on file with, and available for inspection at, the British Virgin Islands High Court (the “High Court”) at the Search Time.

3.	A copy of a certificate dated 15 July 2013 issued by the Registered Agent of the Company in the British Virgin Islands (the “Registered Agent’s Certificate”).

4.	A copy of a certificate of good standing dated 15 July 2013 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands.

5.	The Registration Statement.

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SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed, and the signatures on all documents bearing signatures are genuine. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the memorandum and articles of association of the Company to be recorded therein are so recorded.

3.	There are no records of the Company (other than the Company Records) agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.

4.	The memorandum and articles of association reviewed by us are the memorandum and articles of association of the Company in force at the date hereof.

5.	The authorisation and issue of the Ordinary Shares, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not contravene any requirements as may be prescribed by a resolution of the members of the Company (as provided for in regulation 83 of the articles of association of Company).

6.	None of the Ordinary Shares will be issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company.

7.	The Company pays any dividends and makes any other distributions only out of amounts of the Company lawfully available for distribution in accordance with Sections 56 to 58 (inclusive) of the Act and furthermore subject to paragraphs 15, 18A and 18B of the Company’s Memorandum of Association and regulations 119 to 122 (inclusive) of the Company’s Articles of Association. Shares in the Company are only lawfully redeemed, purchased or otherwise acquired by the Company in accordance with Sections 56 to 63 (inclusive), 176 and 179 of the Act and furthermore subject to paragraph 19 of the Company’s Memorandum of Association and regulations 19 to 25 (inclusive) and regulations 119 to 122 (inclusive) of the Company’s Articles of Association.

8.	The Registered Agent’s Certificate and the results of the searches referred to in paragraph 2 of Schedule 1 are complete, true and accurate as at the date of this

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opinion and, furthermore, such searches were complete, true and accurate as at the Search Time and disclose:

(a)	in the case of the Registry of Corporate Affairs, all matters which have been filed for registration in respect of the Company at the offices of the Registrar of Corporate Affairs; and

(b)	in the case of the High Court, all actions, suits and proceedings pending against the Company before the British Virgin Islands courts.

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SCHEDULE 3

QUALIFICATIONS

1.	Our opinion as to “good standing” is based solely upon the Certificate of Good Standing referred to in Schedule 1. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to pay the annual filing fees due for the current calendar year, and having regard to any grace periods permitted under the Act. To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registrar of Corporate Affairs.

2.	Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a company on which a member relied in agreeing to subscribe for shares in such company, the member may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the member has successfully rescinded the share subscription agreement. A member may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such member will lose the right to rescind the share subscription agreement.

3.	In accordance with regulation 35 of the Articles of Association of the Company, the Company has a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member of the Company or not. The Company’s lien on a share extends to all dividends payable thereon.

4.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

5.

We express no opinion upon the references to any law or statute not being a British Virgin Islands law or statute in the memorandum and articles of association of the Company. We express no opinion upon the references to any non-British Virgin Islands law governed document or other instrument in the memorandum and articles of association of the Company. We express no opinion as to any commercial terms

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contained in the memorandum and articles of association of the Company or whether such terms represent the intentions of the parties.

6.	Notwithstanding anything else to the contrary, the enforceability by a particular member of provisions in the memorandum and articles of association of the Company may be limited in certain cases. The limiting circumstances include that an action for breach of the memorandum and articles of association of the Company may in certain cases not be sustained where the breach can be ratified by a resolution; the enforcement by a member of rights in the memorandum and articles of association of the Company which do not affect it in its capacity as member may in certain cases be restricted; an action for enforcement by a particular member may be limited where the Company is deemed to be the proper plaintiff.